CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES H, FLOATING RATE NOTES DUE 2020	$200,000,000	$23,180
(1) Excludes accrued interest.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
Dated May 16, 2017 to	Registration No. 333-217029
PROSPECTUS SUPPLEMENT
Dated May 8, 2017 and
PROSPECTUS
Dated March 30, 2017
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, FLOATING RATE NOTES DUE 2020 (REOPENING)

SUBJECT	FINAL PRICING DETAILS
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, Floating Rate Notes Due 2020
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333- 217029
Trade Date/Pricing Effective Time:	May 16, 2017
Settlement Date (Original Issue Date):	May 19, 2017
Maturity Date:	January 10, 2020
Principal Amount:
$200,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $300,000,000 aggregate principal amount of Medium-Term Notes, Series H, Floating Rate Notes Due 2020 issued by us on January 12, 2017. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series H, Floating Rate Notes Due 2020 and will trade interchangeably with the previously issued Medium-Term Notes, Series H, Floating Rate Notes Due 2020 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series H, Floating Rate Notes Due 2020 will be $500,000,000.

Price to Public (Issue Price):	100.538%, plus accrued interest
Dealer’s Commission:	0.15% (15 basis points)
Accrued Interest:	$360,834.50
All-in-price:	100.388%, plus accrued interest
Net Proceeds to Issuer:	$200,776,000, plus accrued interest
Interest Rate Basis (Benchmark):	3 Month USD LIBOR

Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+51 basis points (0.51%)
Discount Margin:	+31 basis points (0.31%)
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to April 10, 2017 plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 10th of January, April, July and October of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 10th of January, April, July and October of each year, ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L6Z9

Other Provisions:
Supplemental United States Federal Income Tax Considerations
Qualified Reopening and Issue Price of the Notes
The notes offered hereby will be treated as a part of the same issue of the previously issued Medium-Term Notes, Series H, Floating Rate Notes Due 2020 (the “existing notes”) pursuant to a “qualified reopening” for U.S. federal income tax purposes. Therefore, the notes offered hereby will be treated as having the same issue date and the same issue price as the existing notes. The existing notes were issued at no more than a de minimis discount from their stated principal amount. As a result, the existing notes were issued without original issue discount (“OID”) and, therefore, the notes offered hereby also will be issued without OID.
Pre-Issuance Accrued Interest on the Notes
A portion of the purchase price of the notes offered hereby will be attributable to the amount of stated interest accrued prior to the original issue date (“pre-issuance accrued interest”). Consequently, the notes offered hereby should be treated as having been issued for an amount that excludes any pre-issuance accrued interest. If the notes are so treated, a portion of the first interest payment on the notes received by a U.S. holder after the offering equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable as interest on the notes. Your tax basis in a note should exclude an amount equal to the pre-issuance accrued interest.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.

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